Exhibit 99.1

Inland Income Trust Announces Estimate Per Share Net Asset Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its Board of Directors (Board) determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2021.

•	The estimated per share NAV of the Company’s common stock is $20.20[1] as of December 31, 2021, an increase of approximately 11.7 percent over the 2020 estimated per share value.
•

In considering the Company’s estimated per share value, the Board acknowledged that the retail shopping center sector experienced a record pace of recovery in 2021, as the world continues to emerge from the impact of the coronavirus (COVID-19) pandemic. In addition, on average, capitalization rates for U.S. retail shopping center transactions in 2021 were lower than capitalization rates for this sector in 2020, resulting in higher valuations for this sector in 2021. It remains to be seen whether these factors are a result of pent-up consumer demand or a sustainable trend. In light of these factors, the Board selected an estimated per share NAV lower than the mid-point of the range of values provided in a valuation report by CBRE Capital Advisors, Inc. (CBRE Cap). CBRE Cap is a FINRA registered broker-dealer firm that specializes in providing real estate financial services. CBRE Cap conducted the valuation analysis in compliance with the industry’s guidelines and determined an estimated per share NAV range of $19.43 to $21.48 per share.

•	Primary factors contributing to the change in the NAV:
o	an increase in the value of the real estate assets due to lower terminal capitalization rates, and lower discount rates applied to certain assets and an increase in market rents at certain properties
o	an increase in cash and other assets, net of other liabilities, as a result of an increase in fair value of swaps
o	a decrease in the fair market value of debt as a result of a decrease in debt from the pay down of principal
•

This valuation is a snapshot in time and is not indicative of the amount Inland Income Trust or its stockholders may receive if the Company were to list its shares or liquidate its assets at any given time, or the amount a stockholder may receive when selling shares.

•	The new purchase price for shares issued under the DRP is $20.20 per share and both ordinary repurchases and repurchases for death or qualifying disability will be at $16.16 (80% of $20.20).

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1 This valuation represents the estimated per share NAV as a snapshot in time, which will fluctuate over time. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the Board, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by CBRE Cap and determined the estimated per share NAV. Neither CBRE Cap nor any of its affiliates is responsible for the Board’s determination of the estimated per share NAV or the Board’s determination of the repurchase price for shares under the Company’s SRP or the purchase price for shares under the Company’s DRP.

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus, which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker dealers and registered investment advisors authorized to do so. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC.

Inland Securities Corporation | 2901 Butterfield Road, Oak Brook, IL 60523 | 800.826.8228

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Important Information Regarding

Inland Real Estate Income Trust’s Annual Valuation

Inland Real Estate Income Trust (Inland Income Trust, the Company or the REIT) is pleased to provide important information about its recent valuation.

Q1:	What is the new per share value for Inland Income Trust?
A:

Inland Income Trust’s estimated net asset value per share for common stock as of December 31, 2021 is $20.20, an increase of approximately 11.7 percent over the 2020 estimated per share value. IREIT’s first quarter account statements, to be mailed in April 2022, will reflect this new estimated NAV per share. This new estimated NAV may be reflected sooner on account statements generated by BD home offices, RIAs or other data aggregators.

Q2:	How did Inland Income Trust estimate its per share value?
A:

An unlevered discounted cash flow analysis was used to determine an estimated per share value. A discount rate and terminal cap rate were established for each real estate asset and used to create a valuation range. The Company engaged CBRE Capital Advisors, Inc. (CBRE Cap), an independent consultant, to provide an estimated per share net asset value range. Based on information provided by CBRE Cap and taking into consideration the reasonableness of the valuation methodology, Inland Income Trust’s Board determined the estimated net asset value to be approximately $728 million or $20.20 per share.

Q3:	What primary factors impacted the per share estimated NAV?
A:

The primary factors that impacted the change in the estimated per share NAV from 2020 were (i) an increase in the value of the real estate assets due to lower terminal capitalization rates, and lower discount rates applied to certain assets and an increase in market rents at certain properties; (ii) an increase in cash and other assets, net of other liabilities, as a result of an increase in fair value of swaps; and (iii) a decrease in the fair market value of debt as a result of a decrease in debt from the pay down of principal.

In considering the Company’s estimated per share value, the Board acknowledged that the retail shopping center sector experienced a record pace of recovery in 2021, as the world continues to emerge from the impact of the coronavirus (COVID-19) pandemic. Hallmarks of the retail recovery in 2021 included robust growth in brick-and-mortar sales, particularly among grocery tenants, strong leasing momentum, and increased demand for most retail shopping centers across the country. On average, capitalization rates for U.S. retail shopping center transactions in 2021 were lower than capitalization rates for this sector in 2020, resulting in higher valuations for this sector in 2021. It remains to be seen whether these factors are a result of pent-up consumer demand or a sustainable trend. Approximately 36% of our annualized base rent for leases in-place as of December 31, 2021 is generated from non-grocery big box retailers, a retail sector the Board believes continues to be negatively impacted more than other retail sectors due to overall shifting consumer preferences and Internet competition, an evolution that was taking place prior to the pandemic and was accelerated over the past two years. In light of these factors, the Board selected an estimated per share NAV lower than the mid-point of the range.

Q4:	Why was CBRE Cap selected to perform the property appraisals and determine Inland Income Trust’s estimated per share NAV range?
A:

CBRE Group, Inc. (CBRE) is a Fortune 500 and S&P 500 company headquartered in Dallas, Texas and, in terms of 2020 revenue, one of the world’s largest commercial real estate services and investment firms. CBRE Cap, a subsidiary of CBRE, is a FINRA registered broker dealer firm that specializes in providing real estate financial services. CBRE Cap was chosen based on a number of factors, including its expertise in valuation services and its, as well as its affiliates’, breadth and depth of experience in real estate services. The firm is familiar with the Inland Income Trust portfolio as it has provided an analysis of the assets and liabilities the last four years. Neither CBRE Cap nor any of its affiliates is responsible for the Company’s board of directors’ determination of the estimated per share NAV.

Q5:	What is the status of the Company’s distribution reinvestment plan (DRP) and the Share Repurchase Program (SRP)?
A:

The Company reinstated its distribution reinvestment plan (“DRP”) and share repurchase program (“SRP”) in July 2021. With funds again available to the Company for use in the SRP as a result of the reinvestment of cash through the DRP, shares began being repurchased again in August 2021. The SRP was amended and restated, all other elements remaining the same, to accommodate stockholders who have suffered a death or disability and whose deadline to request treatment as an Exceptional Repurchase occurred while the SRP was suspended by extending certain deadlines. Please visit the “Forms” tab on inland-investments.com/inland-income-trust to review the REIT’s new Fourth Amended and Restated SRP.

Q6:	How is the Inland Income Trust portfolio performing, as the country continues to recover from the impacts of the global pandemic?
A:

As of the Valuation Date, our primarily grocery-anchored portfolio was comprised of 44 shopping centers, totaling approximately 6.5 million square feet. Our well-located centers were 93.9 percent occupied (economic occupancy) by 708 tenants. We are pleased to note that our high occupancy continued throughout 2020 and 2021.

We continue to closely monitor the impact of the pandemic on all aspects of our business and locations, including impacts on our tenants and vendors. In order to maintain high occupancy, the Company entered into rent deferrals and abatements, and lease modifications, with a number of tenants early during the pandemic in order to maintain occupancy and maximize financial performance. These deferrals, rent abatements and modifications have proven effective in helping our tenants endure the economic impacts of the pandemic on their businesses.

Q7:	What is the current status of the retail real estate market?
A

Bloomberg has presented a positive outlook for retail REITS in 2022. According to Bloomberg, two opportunities exist within retail – occupancy and demand. Retail REITs that own above-average quality assets are expected to bring occupancy back to pre-

pandemic levels by year-end 2022. Demand appears strong for convenience-oriented, grocery-anchored strip centers – the type of properties owned by Inland Income Trust. According to Bloomberg, owners of these property types may be able to raise both occupancy and rental rates in 2022, with a focus on filling smaller shop spaces that typically bring in average rents about double that of larger tenants.[1] For decades, grocery-anchored centers have been referred to as “recession-resistant” – after all, people have to eat, even during economic downturns. Today, however, properties that include grocers that are adaptable and have the vision needed to withstand disruptions such as increased demand for home delivery and order pick-up have been described as pandemic-resistant as well as recession-resistant.[2]

With consumer spending forecasted to rise in 2022, as a buildup of personal savings during the pandemic is released,3 we have measured optimism about the future of retail real estate and believe the Inland Income Trust portfolio is well-positioned. Of course, we cannot predict the future impact that the pandemic could have on our Company, which is inherently uncertain.

1 Bloomberg. 2022 Outlook Retail REIT. December 7, 2021.

2 WealthManagement. Investors Eye Grocery-Anchored Centers for Risk-Adjusted Returns. November 29, 2021.

3 CBRE. 2022 U.S. Real Estate Market Outlook. December 2021.

Q8:	Are there any updates to Inland Income Trust’s strategic plan?
A:

Regarding the Company’s strategic plan, the REIT management team continues to analyze retail market conditions in our ongoing efforts to maximize stockholder value and provide liquidity. The retail shopping center sector experienced a record pace of recovery in 2021, and we are experiencing significant demand for small shop spaces at attractive rents. At the same time, big box fundamentals remain challenged by shifting consumer preferences and internet competition.

The Company ended 2021 on a high note, with all proposed charter changes approved on December 2, 2021 at the Company’s reconvened 2021 annual meeting. We believe this is good news and that these charter changes will provide the Company with greater flexibility in pursuing liquidity for our stockholders as part of our strategic plan disclosed in our annual report and other reports filed with the Securities and Exchange Commission, including a potential listing on a national securities exchange.

Q9:	Where can I find out more about the Inland Income Trust Valuation?
A:	Contact your financial advisor, contact Inland Investor Services at 800-826-8228 or visit our website at inland-investments.com/inland-income-trust for more information.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements,” which are not historical facts, within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements may be identified by terminology such as “may,” “can,” “would,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appear,” or “believe.”  Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic conditions, the effects of the COVID-19 pandemic and measures taken to combat it, competition for our tenants from internet retailers, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K as of December 31, 2020 filed on March 18, 2021 and subsequent Form 10-Qs on file with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  You should exercise caution when considering forward-looking statements and not place undue reliance on them.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein.  Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this communication.